UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   April 25, 2005

The Neptune Society, Inc.

(Exact name of registrant as specified in its charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30480	59-2492929

(Commission file number)	(I.R.S. Employer Identification No.)

4312 Woodman Avenue, Third Floor
Sherman Oaks, California 91423

(Address of Principal Executive Offices and Zip Code)

Telephone (818) 953-9995

(Registrant's telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Item 3.02	Unregistered Sales of Equity Securities

On April 25, 2005, Bow River Capital Fund, LP and Bow River Capital Fund II, LP tendered a notice of exercise and photocopies of warrant certificates representing 194,445 and 472,222 shares of common stock. In connection with the exercise notice, Bow River Capital Fund, LP provided notice and claim for the issuance of 49,680 shares of common stock and Bow River Capital Fund II, LP provided notice and claim for the issuance of 120,650 shares of common stock, in each case on a cashless exercise basis calculated based on the current market price of $4.55 on April 22, 2005 (average of the high and low bid prices) net of the $3.00 exercise price. The issuer is evaluating whether the exercise constituted a valid exercise of the warrants as of April 25, 2005. On April 28, 2005, Bow River Capital Fund, LP and Bow River Capital Fund II, LP tendered the original warrant certificates. Assuming that the exercise is valid, Bow River Capital Fund, LP and Bow River Capital Fund II, LP would continue to hold warrants exercisable to acquire 48,611 and 118,055 shares, respectively.

On April 25, 2005, CapEx, LP tendered a notice of exercise and photocopies of three warrant certificates representing 15,000, 15,000 and 1,000,000 shares of common stock, respectively, each on a cashless exercise basis. In connection with the respective exercise notices, CapEx provided notice and claim for the issuance of 4,773 shares of common stock each for the two warrants representing 15,000 share of common stock, each case on a cashless exercise basis calculated based on the current market price of $4.40 on April 22, 2005 (closing price) net of the $3.00 exercise price, and 340,659 shares of common stock for the warrant representing 1,000,000 shares of common stock on a cashless exercise basis based on the current market price of $4.55 on April 22, 2005 (average of the high and low bid prices) net of the $3.00 exercise price. The issuer is evaluating whether the exercise constituted a valid exercise of the warrants as of April 25, 2005.

If issued, the shares will be issued to accredited investors in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Marco Markin resigned as a member of the Board of Directors of Neptune Society on April 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEPTUNE SOCIETY, INC.

Date: April 29, 2005
/s/ Dan Solberg
Name: Dan Solberg Title: Chief Financial Officer